NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM ANNOUNCES FIRST SIX MONTHS AND SECOND QUARTER 2010 FINANCIAL AND OPERATING RESULTS, REAFFIRMS 2010 CAPITAL BUDGET AND PRODUCTION GUIDANCE, AND INCREASES HEDGES

HOUSTON, Texas – July 30, 2010 – Ultra Petroleum Corp. (NYSE: UPL) continued to deliver strong financial and operating performance for the first half and the second quarter of 2010. Highlights include:

•	Record natural gas and crude oil production of 100.9 Bcfe for the first six months of 2010, a 17 percent increase from the prior year
•	Produced record volumes of 52.4 Bcfe in the second quarter of 2010, an increase of 18 percent from the second quarter of 2009
•	Operating cash flow(1) for the first half of 2010 of $367.1 million, an increase of 25 percent from same period in 2009
•	Operating cash flow(1) of $178.2 million for the quarter ended June 30, 2010, an increase of 6 percent from the same quarter a year ago
•	Earnings for the six month period ended June 30, 2010, of $167.7 million or $1.09 per diluted share – adjusted, an increase of 42 percent from the same period in 2009
•	Earnings of $82.8 million in the second quarter of 2010, or $0.54 per diluted share – adjusted, an increase of 6 percent from 2009
•	Outstanding 2010 year-to-date (adjusted) returns: 68 percent cash flow margin, 31 percent net income margin, 44 percent return on equity, and 19 percent return on capital
•	Superior returns in the second quarter of 2010 (adjusted): 67 percent cash flow margin, 31 percent net income margin, 42 percent return on equity, and 18 percent return on capital

“Ultra’s profitable results for the first half of 2010 were driven by higher price realizations and increased production volumes. On an unhedged basis, our realized natural gas price for the first six months of 2010 increased more than 40 percent over the same period last year. We achieved higher natural gas prices while preserving our industry-leading cost structure, keeping it flat with the prior year. Ultra Petroleum’s sustainable growth coupled with our consistently low cost structure offers a compelling value proposition,” stated Michael D. Watford, Chairman, President and Chief Executive Officer.

Ultra Petroleum Corp.	Page 1 of 12
2nd Quarter 2010 Results

Natural gas and crude oil production for the six month period ended June 30, 2010, increased to 100.9 billion cubic feet equivalent (Bcfe) compared to 86.6 Bcfe for the six month period ended June 30, 2009, a 17 percent increase. Production for the first six months of 2010 was comprised of 97.0 billion cubic feet (Bcf) of natural gas and 649.8 thousand barrels (MBbls) of condensate.

Operating cash flow(1) for the first half of 2010 was $367.1 million, an increase of 25 percent, as compared to $292.7 million for the six months ended June 30, 2009. Adjusted earnings for the six month period ended June 30, 2010, increased 42 percent over the same period a year ago, registering $167.7 million or $1.09 per diluted share.

The average realized natural gas price during the six month period ended June 30, 2010, was $5.09 per thousand cubic feet (Mcf), including realized gains and losses on commodity hedges. This compares to $4.76 per Mcf during the first six months of 2009, an increase of seven percent.  Excluding realized gains and losses on commodity hedges, the company’s average price for natural gas increased 42 percent to $4.71 per Mcf, as compared to $3.31 per Mcf for the same period a year ago. The realized condensate price was $68.57 per barrel (Bbl), an increase of 83 percent over the prior year period, as compared to $37.56 per Bbl during the six month period ended June 30, 2009.

For the second quarter of 2010, production of natural gas and crude oil increased 18 percent to a record 52.4 Bcfe, which compares to production of 44.5 Bcfe during the second quarter of 2009. Ultra Petroleum’s second quarter 2010 production levels were the highest ever achieved by the company. The company’s production for the second quarter was comprised of 50.4 Bcf of natural gas and 327.9 Mbls of condensate.

Ultra Petroleum reported strong operating cash flow(1) of $178.2 million for the quarter ended June 30, 2010, a six percent increase over the same period in 2009. Adjusted net income was $82.8 million, or $0.54 per diluted share for the second quarter, compared to $78.3 million, or $0.51 per diluted share for the same period a year ago. For the second quarter of 2010, Ultra’s reported net income was $61.5 million or $0.40 per diluted share, which compares to a net loss of $25.5 million or ($0.17) per diluted share in the prior year period. The company recorded approximately $6.4 million, net of taxes, of litigation expense in the second quarter, the first such expense in ten years. Second quarter 2010 results also included an unrealized, mark-to-market loss of $14.9 million, net of taxes, on the company’s commodity hedges. The unrealized loss on commodity hedges and anomalous litigation expense are typically excluded by the investment community in published estimates.

During the second quarter of 2010, Ultra Petroleum’s average realized natural gas price was $4.83 per Mcf, including realized gains and losses on commodity hedges. This is a slight decrease as compared to $5.04 per Mcf in the second quarter of 2009. Excluding realized gains and losses on commodity hedges, the company’s average realized price for natural gas was $4.09 per Mcf. This is a 51 percent increase as compared to $2.71 per Mcf in the second quarter of 2009. The realized condensate price in the second quarter of 2010 was $67.64 per Bbl, an increase of 46 percent in comparison to $46.27 per Bbl for the same period in 2009.

Ultra Petroleum Corp.	Page 2 of 12
2nd Quarter 2010 Results

“Our strong performance this quarter was aided by the 51 percent increase in unhedged natural gas prices. Rockies natural gas prices have strengthened significantly in 2010,” commented Watford.

Capital Investment Program

Ultra Petroleum invested approximately $905.0 million during the first six months of 2010 towards the 2010 capital investment program. Approximately $315.0 million was devoted to Wyoming development and facilities investments while the company spent $170.0 million toward Pennsylvania development and facilities activities. In addition, Ultra invested $400.0 million in land acquisitions in Pennsylvania. As previously announced, the company’s total estimated capital investment program for 2010 of $1,450.0 million is expected to remain unchanged for the remainder of the year.

2010 Capital Expenditure Update ($ millions)
	Annual Budget	Year-to-Date Actual
Wyoming:
Drilling	$575	$300
Facilities	25	15
Sub Total	$600	$315
Pennsylvania:
Drilling	$375	$155
Facilities	65	15
Sub Total	$440	$170
Corporate
Other	$10	$20
Sub Total Capital Budget	$1,050	$505
Land Acquisitions	$400	$400
Total Capital Budget	$1,450	$905

“We opportunistically expanded our second high-growth, high-returning asset this year through our strategic land acquisition in the Marcellus Shale. Growing and adding scale to our Marcellus position affords us two focus areas that possess the cost structure, margins, and returns to build profitably upon our existing solid foundation,” Watford added.

Wyoming - Operational Highlights

Ultra Petroleum continues to achieve significant efficiency gains in its operated drilling program. For the first half of 2010, Ultra drilled and cased to total depth (TD) 74 gross (50 net) wells compared to 55 gross (35 net) wells for the six months ended June 30, 2009, an increase of 35 percent over the prior year. During the second quarter of 2010, Ultra reached TD on 36 gross (24 net) Pinedale wells. This compares to 19 gross (12 net) wells drilled and cased in the second quarter 2009, an increase of 90 percent. In the second quarter, Ultra established a new standard for drilling performance by continuing to drive down average drill time in Pinedale. For the quarter, Ultra averaged 14.5 days per well spud to TD, which compares to an average of 20.6 days in the second quarter of 2009, or a 30 percent improvement over the prior year period. Further highlighting decreased drill times, 86 percent of the wells drilled in the second quarter reached TD in 15 days or less while 94 percent were drilled in less than 20 days. These operational milestones led to continued decreasing well costs. Ultra’s completed well costs in Wyoming averaged $4.6 million for the second quarter of 2010, a reduction of 12 percent in comparison to $5.25 million for the second quarter of 2009.

Ultra Petroleum Corp.	Page 3 of 12
2nd Quarter 2010 Results

Improving Efficiencies
	2007	2008	2009	Q1 2010	Q2 2010
Spud to TD (days)	35	24	20	16	15
Rig release to rig release (days)	48	32	24	20	17
% wells drilled < 20 days	2%	27%	73%	92%	94%
Well cost – pad ($MM)	$6.2	$5.5	$5.0	$4.8	$4.6

Ultra completed approximately 2,380 frac stages in the first half of 2010 across almost 90 wells, an average of 26 frac stages per well. This compares to 1,510 frac stages completed in the first six months of 2009 across 61 wells, an average of 25 stages per well. In the second quarter 2010, Ultra completed 48 wells averaging 27 stages per well for a total of nearly 1,300 frac stages, as compared to 627 frac stages completed in the second quarter of 2009 across 23 wells, an average of 27 stages per well.

For the six months ended June 30, 2010, Ultra brought on production 127 gross (69 net) wells, as compared to 115 gross (56 net) wells in the first half of 2009, an increase of 10 percent. Ultra placed 68 gross (37 net) new Pinedale wells on production during the second quarter of 2010, as compared to 64 gross (26 net) wells in the second quarter of 2009. The average initial production (IP) rate in the second quarter of 2010 for the Ultra-operated wells was 9.8 million cubic feet (MMcf) per day. The average estimated ultimate recovery (EUR) for the Ultra-operated wells was 6.2 billion cubic feet equivalent (Bcfe) for the quarter ended June 30, 2010.

Pennsylvania - Operational Highlights

During the first six months of 2010, Ultra participated in the drilling of 64 gross (38 net) horizontal Marcellus wells in Pennsylvania. In the second quarter of 2010, Ultra drilled 37 gross (22 net) Pennsylvania horizontal Marcellus wells. During the second quarter of 2010, the company’s horizontal wells averaged approximately 4,400 feet lateral length and 12 frac stages. In the first half of 2010, the company brought on line 21 gross (14 net) horizontal Marcellus wells. Ultra connected 20 gross (13 net) new horizontal Marcellus wells to sales during the second quarter of 2010. Ultra’s net production in Pennsylvania averaged 33 MMcf per day, while reaching a peak of 46 MMcf per day in the quarter-ended June 30, 2010. As of the end of the second quarter of 2010, there were 36 gross (22 net) horizontal Marcellus wells producing in Pennsylvania. The early production performance of these wells continues to exceed the company’s current type-curve expectations. To date, the average daily production rate on day 60 is over 3.0 MMcf per day among all of the horizontal wells producing currently. Ultra continues to swiftly incorporate information gained to enhance future well performance.

Ultra Petroleum Corp.	Page 4 of 12
2nd Quarter 2010 Results

Ultra Petroleum continues to expand its leasehold position in the preferred Pennsylvania Marcellus Shale. The company now owns approximately 470,000 gross (255,000 net) acres in north central Pennsylvania. In the first half of 2010, the company increased its net acreage position by over 50 percent, adding approximately 85,000 net acres. Ultra started the year with approximately 320,000 gross (170,000 net) acres. The largely contiguous acreage was strategically added to the company’s core position encompassing Tioga, Lycoming, Potter, Clinton and Centre counties.

“We are fortunate to be early entrants into Pennsylvania where we have assembled an outstanding acreage position at attractive lease terms. We accumulated our net position for significantly less than current industry averages. In terms of accessible Pennsylvania Marcellus acreage, we are one of the top ten largest acreage holders. Given the robust economics we enjoy and our low cost structure, we will be able to generate significant returns for our shareholders,” stated Watford.

“Combining our 8 Tcfe of undeveloped reserves in Pennsylvania with our 12 Tcfe in Wyoming, I am comfortable we have 20 Tcfe of identified, undeveloped future reserves in our two high-returning, high-margin assets. Future capital to develop these reserves is estimated to be $24.7 billion dollars, which implies a finding and development cost of $1.24 per Mcfe,” added Watford.

Commodity Hedges

Ultra Petroleum opportunistically layered on additional 2011 hedges to underpin the excellent economics of its capital investments. This hedging strategy helps increase certainty around cash flow to improve Ultra’s ability to meet its anticipated capital expenditure requirements. The total volume of commodity hedges for 2011 is currently 133.2 Bcf at a weighted–average realized price of $5.83 per Mcf. Currently, the commodity hedges represent over 50 percent of the company’s 2011 forecasted production of 260 Bcfe.

In addition, the company has 50.4 Bcf hedged for the remainder of 2010 at a weighted-average realized price of $5.49 per Mcf.

“Our hedge position for 2010 and 2011 underpins the excellent economics in our business. These hedged volumes along with our 73 Bcf of annual firm transportation on Rockies Express create diversified markets for financial success,” stated Watford.

As of today, Ultra Petroleum has the following positions in place to mitigate its natural gas commodity price exposure:

Ultra Petroleum Corp.	Page 5 of 12
2nd Quarter 2010 Results

	Q3 2010		Q4 2010		Total Balance - 2010		Total 2011
	Total	Average	Total	Average	Total	Average	Total		Average
	Volume	Price	Volume	Price	Volume	Price	Volume		Price
	(Bcf)	($/Mcf)	(Bcf)	($/Mcf)	(Bcf)	($/Mcf)	(Bcf)		($/Mcf)

NW Rockies	23.9	$5.33	20.9	$5.33	44.8	$5.33	62.0	*	$5.41
Northeast	2.8	$6.79	2.8	$6.79	5.6	$6.79	71.2	*	$6.19
Total	26.7	$5.48	23.7	$5.50	50.4	$5.49	133.2		$5.83
* The total volume of 2011 hedges are equally divided across the four quarters

Natural Gas Marketing Update

The table below provides a historical, current, and future perspective on average basis differentials for Wyoming gas (NW Rockies) and premium markets in the Northeast (Dominion South). The basis differential is expressed as a percentage of Henry Hub.

Basis Differential as a Percentage (%) of Henry Hub
	NW Rockies	Dominion South
Historical Average Basis Differential (2006 – 2009)	71	105
Current Average Basis Differential (Balance 2010)	87	103
Future Average Basis Differential (2011 – 2012)	91	103

“Going forward, price spreads should be relatively flat across the US, while basis in the Rockies continues to strengthen in conjunction with new pipeline construction and reduced supply,” stated Watford. “In fact, Wyoming natural gas production has been down the past seven months, consistent with industry’s decreasing activity in the Rockies,” Watford added.

Management Update

During the second quarter, Ultra created a New Ventures group headed by Sally Zinke as Director, New Ventures. Ms. Zinke and her team are charged with finding new, significant capital investment opportunities for the company that generate similar returns as the Wyoming Lance and Pennsylvania Marcellus. Ms. Zinke began working for Ultra in 2000 in the Geology and Geophysical Department while most recently serving as Director, Exploration. In this capacity, Ms. Zinke was instrumental in pioneering the growth and development of Pinedale, as she played a key role on the team that elevated the unconventional natural gas play from relative obscurity to become one of the top five natural gas fields in North America based on estimated reserves. Furthermore, Ms. Zinke, leveraging the expertise refined in Wyoming, played an integral role in the company’s initial exploration stages of the Marcellus Shale to help establish the play as a second core property for Ultra Petroleum.

Ultra Petroleum Corp.	Page 6 of 12
2nd Quarter 2010 Results

“We are delighted to have Sally head our New Ventures group as her wealth of industry experience as well as technical and business skills will parlay well into the success of evaluating new investment opportunities. Of the potential prospects our New Ventures group has evaluated this year, the economic returns of our strategic Marcellus acquisition have proven to be superior to any of the other opportunities we have considered,” stated Watford.

In connection with Ms. Zinke’s new role, Ultra is pleased to announce that Douglas Selvius joined the company in April 2010 as Director, Exploration to assume responsibilities of leading the Geological and Geophysical efforts in Wyoming and Pennsylvania. With over 27 years in the oil and gas industry, Mr. Selvius most recently headed SM Energy Company’s Gulf Coast and Offshore Exploration activities (previously known as St. Mary Land and Exploration Company). A graduate of the University of Michigan with a degree in Geology, Mr. Selvius has served in multiple operational and managerial roles at various exploration and production companies.

“Doug is a welcomed addition to our leadership team and we are looking forward to leveraging his exceptional talents and breadth of experience as we continue to execute on our strategy of profitable growth,” commented Watford.

Production Guidance

Ultra Petroleum is reaffirming its annual natural gas and crude oil production guidance for 2010 of 213 to 216 Bcfe. Production for 2010 is an 18 to 20 percent increase over 2009’s record annual production of 180.1 Bcfe.

2010 Estimated Total Production (Bcfe)
1st Quarter(A)	48.5
2nd Quarter(A)	52.4
3rd Quarter(E)	54.5 – 55.5
Full-Year 2010(E)	213 – 216

At this time, Ultra is reaffirming production guidance for 2011 and 2012 targeting 20 percent per annum production growth.

Estimated Total Production (Bcfe)
	2011	2012
Total Production (Bcfe)	250 – 260	295 – 310

Financial Strength

Ultra has a strong balance sheet, ending the quarter with 88 percent of its outstanding debt composed of long-term, fixed rate debt with an average remaining term of approximately 8 years. On June 30, 2010, Ultra had $1.36 billion in unused debt capacity.

Ultra Petroleum Corp.	Page 7 of 12
2nd Quarter 2010 Results

Price Realizations and Differentials Guidance

In the third quarter of 2010, the company’s realized natural gas price is expected to average 4 to 6 percent below the NYMEX price due to regional differentials, before consideration of any hedging activity. Realized pricing for condensate is expected to be about $10.00 less than the average NYMEX crude oil price.

Expense Guidance

The following table presents the company’s expected expenses in the third quarter of 2010 per Mcfe assuming a $4.63 per mmbtu Henry Hub natural gas price and a $76.87 per Bbl NYMEX crude oil price:

Costs Per Mcfe	Q3 2010
Lease operating expenses	$ 0.22 – 0.24
Production taxes	$ 0.44 – 0.46
Gathering fees	$ 0.24 – 0.26
Transportation charges	$ 0.31 – 0.33
Depletion and depreciation	$ 1.11 – 1.13
General and administrative – total	$ 0.12 – 0.13
Interest and debt expense	$ 0.25 – 0.27
Total costs per Mcfe	$ 2.69 – 2.82

Income Tax Guidance

For the year, Ultra projects a 35.5 percent effective tax rate (based on adjusted net income) with approximately 2 to 3 percent of that amount expected to be currently payable.

Other Events During the Quarter

Ultra Petroleum joined the broad-market Russell 3000® Index when Russell Investments reconstituted its comprehensive set of US and global equity indexes on June 25, 2010. Annual reconstitution of Russell’s US indexes captures the 4,000 largest US stocks as of the end of May, ranking them by total market capitalization. Membership in the Russell 3000, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. An industry-leading $3.9 trillion in assets currently are benchmarked to them. Total returns data for the Russell 3000 and other Russell Indexes is available at http://www.russell.com/Indexes/performance/default.asp.

Financial tables to follow.

Ultra Petroleum Corp.	Page 8 of 12
2nd Quarter 2010 Results

Ultra Petroleum Corp.
Consolidated Statement of Operations (unaudited)
All amounts expressed in US$000's

	For the Six Months Ended		For the Quarter Ended
	June 30,		June 30,
	2010	2009	2010	2009
Volumes
Oil liquids (Bbls)	649,794	649,243	327,919	329,835
Natural gas (Mcf)	97,016,440	82,682,313	50,447,951	42,491,032
Mcfe - Total	100,915,204	86,577,771	52,415,465	44,470,042

Revenues
Oil sales	$44,557	$24,386	$22,180	$15,262
Natural gas sales	456,955	273,908	206,208	115,079
Total operating revenues	501,512	298,294	228,388	130,341

Expenses
Lease operating expenses	21,858	20,387	11,534	10,144
Production taxes	50,893	30,089	22,487	12,738
Gathering fees	24,453	22,364	12,498	11,573
Total lease operating costs	97,204	72,840	46,519	34,455

Transportation charges	32,427	26,540	16,522	13,185
Depletion and depreciation	108,120	105,635	56,853	44,974
Write-down of proved oil and gas properties	-	1,037,000	-	-
General and administrative	6,370	5,405	2,749	2,956
Stock compensation	6,137	4,819	3,356	2,694
Total operating expenses	250,258	1,252,239	125,999	98,264

Other income (expense), net	173	(3,117)	22	(505)
Litigation expense	(9,902)	-	(9,902)	-
Interest and debt expense	(23,156)	(17,195)	(11,437)	(9,897)
Realized gain (loss) on commodity derivatives	36,985	119,561	37,654	99,205
Unrealized (loss) gain on commodity derivatives	158,932	26,169	(23,088)	(159,903)
Income (loss) before income taxes	414,286	(828,527)	95,638	(39,023)

Income tax provision (benefit) - current	2,501	23	696	-
Income tax provision (benefit) - deferred	147,916	(290,436)	33,449	(13,497)
Net income (loss)	$263,869	$(538,114)	$61,493	$(25,526)

Impairment of proved oil and gas properties, net of tax	$-	$673,013	$-	$-
Litigation expense, net of tax	6,387	-	6,387	-
Unrealized loss (gain) on commodity derivatives, net of tax	(102,511)	(16,984)	14,892	103,777
Adjusted net income	$167,745	$117,915	$82,772	$78,251

Operating cash flows (1)	$367,110	$292,735	$178,239	$168,549
(1) (see non-GAAP reconciliation)
Weighted average shares – basic	152,187	151,285	152,300	151,331
Weighted average shares – diluted	154,268	151,285	154,310	151,331

Earnings per share
Net income - basic	$1.73	$(3.56)	$0.40	$(0.17)
Net income - fully diluted	$1.71	$(3.56)	$0.40	$(0.17)

Adjusted earnings per share
Adjusted net income - basic	$1.10	$0.78	$0.54	$0.52
Adjusted net income - fully diluted (4)	$1.09	$0.77	$0.54	$0.51

Realized Prices
Oil liquids (Bbls)	$68.57	$37.56	$67.64	$46.27
Natural gas (Mcf), including realized gain (loss) on commodity derivatives	$5.09	$4.76	$4.83	$5.04
Natural gas (Mcf), excluding realized gain (loss) on commodity derivatives	$4.71	$3.31	$4.09	$2.71

Costs Per Mcfe
Lease operating expenses	$0.22	$0.24	$0.22	$0.23
Production taxes	$0.50	$0.35	$0.43	$0.29
Gathering fees	$0.24	$0.26	$0.24	$0.26
Transportation charges	$0.32	$0.31	$0.32	$0.30
Depletion and depreciation	$1.07	$1.22	$1.08	$1.01
General and administrative - total	$0.12	$0.12	$0.12	$0.13
Interest and debt expense	$0.23	$0.20	$0.22	$0.22
	$2.71	$2.68	$2.62	$2.43

Ultra Petroleum Corp.	Page 9 of 12
2nd Quarter 2010 Results

Note: Amounts on a per Mcfe basis may not total due to rounding.

Adjusted Margins
Adjusted Net Income (2)	31%	28%	31%	34%
Adjusted Operating Cash Flow Margin (3)	68%	70%	67%	73%

Ultra Petroleum Corp.
Supplemental Balance Sheet Data
All amounts expressed in US$000's

	As of
	June 30,	December 31,
	2010	2009
	(Unaudited)
Cash and cash equivalents	$8,329	$14,254
Long-term debt
Bank indebtedness	146,000	260,000
Senior notes	1,035,000	535,000
	$1,181,000	$795,000

Ultra Petroleum Corp.	Page 10 of 12
2nd Quarter 2010 Results

Ultra Petroleum Corp.
Reconciliation of Cash Flow and Cash Provided by Operating Activities (unaudited)
All amounts expressed in US$000's

The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company’s financial information.  These statements are unaudited and subject to adjustment.

	For the Six Months Ended		For the Quarter Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net cash provided by operating activities	$372,182	$240,400	$203,504	$108,483
Net changes in operating assets and liabilities
and other non-cash items*	(5,072)	52,335	(25,265)	60,066
Cash flow from operations before changes in
operating assets and liabilities	$367,110	$292,735	$178,239	$168,549

(1) Operating cash flow is defined as net cash provided by operating activities before changes in operating assets and liabilities. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt.  The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred.  Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

(2) Adjusted Net Income Margin is defined as Adjusted Net Income divided by the sum of Oil and Natural Gas Sales plus Realized Gain (Loss) on Commodity Derivatives.
(3) Adjusted Operating Cash Flow Margin is defined as Operating Cash Flows divided by the sum of Oil and Natural Gas Sales plus Realized Gain (Loss) on Commodity Derivatives.
(4) For the six months and quarter ended June 30, 2009, fully diluted shares excludes 2.7 million and 2.9 million, respectively, potentially dilutive instruments that were anti-dilutive due to the net loss for the period ended June 30, 2009.

*Other non-cash items include excess tax benefit from stock based compensation and other.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming – the Pinedale and Jonah fields – and is in the early exploration and development stages in the Appalachian Basin of Pennsylvania – Marcellus Shale. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol "UPL". The company had 152,477,688 shares outstanding on June 30, 2010.

This release can be found at http://www.ultrapetroleum.com.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. In this news release we disclose our undeveloped, future reserves. These reserves are not proved, probable or possible reserves as those terms are defined by the SEC and represent other descriptions of our oil and gas deposits that SEC guidelines permit us to disclose in news releases but prohibit us from including in SEC filings.  Certain risks and uncertainties inherent in the company’s businesses are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for our most recent fiscal year and from time to time in other filings made by us with the SEC. Full details regarding the selected financial information provided above will be available in the company’s report on Form 10-Q for the quarter ended June 30, 2010.

Ultra Petroleum Corp.	Page 11 of 12
2nd Quarter 2010 Results

For further information contact:
Kelly L. Whitley
Manager Investor Relations
Phone: 281-876-0120 Extension 302
Email: info@ultrapetroleum.com

Julie E. Danvers
Investor Relations Analyst
Phone: 281-876-0120 Extension 304
Email: info@ultrapetroleum.com

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2nd Quarter 2010 Results